2008 Participants Meeting

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
The 2008 Annual Meeting of Participants was held in           The following Trustees were not up for reelection and
Washington, D.C., on Thursday, July 24, 2008. The             their terms of office continued after the Annual
following matters were put to a vote of Participants at       Meeting: Mark Ayers, John J. Flynn, John J. Sweeney,
the meeting through the solicitation of proxies:              Frank Hurt, Lindell K. Lee, Stephen Frank, Marlyn J.
                                                              Spear, and Tony Stanley.
Richard Ravitch was reelected to chair the Board of
Trustees by: votes for 2,635,085.075; votes against 0;        Ernst & Young LLP was ratified as the HIT's Independent
votes abstaining 1,769.963; votes not cast 733,212.954.       Registered Public Accounting Firm by: votes for
                                                              2,635,784.804; votes against 76.697; votes abstaining
The table below details votes pertaining to Trustees who      993.537; votes not cast 733,212.954.
were reelected at the Annual Meeting.
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PARTICIPANTS MEETING

Trustee                         Votes For            Votes Against           Votes Abstaining*
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
Arlene Holt Baker             2,635,861.501                 0.000                993.537
Richard L. Trumka             2,538,893.288            96,968.213                993.537
James A. Williams             2,545,467.216            90,394.285                993.537
George Latimer                2,635,861.501                 0.000                993.537
Jack Quinn                    2,635,861.501                 0.000                993.537
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*Votes not cast: 733,212.954
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